Exhibit 10.1

ACADIA PHARMACEUTICALS INC.

EXECUTIVE EMPLOYMENT TRANSITION AGREEMENT

This Executive Employment Transition Agreement (“Transition Agreement”), replaces and supersedes the employment letter agreement of December 21, 1998 (the “Employment Agreement”) and all other employment or employment-related agreements or commitments entered into prior to the Effective Date of this Transition Agreement (collectively, with the Employment Agreement, the “Prior Agreements”), by and among ACADIA Pharmaceuticals Inc., a Delaware corporation, (the “Company”), and Uli Hacksell, Ph.D. (the “Executive”). This Transition Agreement shall become effective on the “Effective Date” specified in Section 7 below.

RECITALS

WHEREAS, the Company and the Executive have previously entered into the Prior Agreements and the Executive has provided extensive and substantial service thereunder;

WHEREAS, the Company and the Executive desire to provide continuity and efficiency in connection with Executive’s resignation as Chief Executive Officer and President of the Company and provide for post-employment consulting by the Executive; and

WHEREAS, the Company and the Executive desire to supersede and replace the Prior Agreements with this Transition Agreement.

TRANSITION AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the promises and covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. RESIGNATION AS EMPLOYEE. The Executive has resigned as an officer, employee and member of the Board of Directors of the Company effective March 11, 2015 (the “Resignation Date”) and the Company hereby accepts such resignation. Executive agrees to resign from the Boards of Directors of the Company’s subsidiaries, ACADIA Pharmaceuticals A/S and ACADIA Pharmaceuticals GmbH, when requested by the Company and to complete any required documents related thereto or necessary to effect such resignations.

2. CONSULTING. Subject to earlier termination as noted below, the Executive shall serve as a consultant to the Company through September 12, 2016 (the “Consulting Term”), providing services consistent with his expertise and experience, at the request of the Company’s Board or Chief Executive Officer. For purposes of the vesting of any options to purchase the Company’s common stock granted to the Executive prior to the Resignation Date, the Company agrees that provided this Transition Agreement becomes effective as specified in Section 7 hereof, the Executive’s continuous service shall not be deemed interrupted for so long as the Executive remains a consultant pursuant to this Transition Agreement.

2.1 Independent Contractor Relationship. Executive’s relationship with the Company during the Consulting Term will be that of an independent contractor and nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship. Executive is not the agent of the Company and is not authorized to make any representation, contract, or commitment on behalf of the Company. Executive will not be entitled to any of the fringe benefits that the Company makes available exclusively to its employees, such as group insurance, profit-sharing, or retirement benefits. Executive will be solely responsible for all tax returns and payments required to be filed with or made to any federal, state, or local tax authority with respect to Executive’s performance of services and receipt of fees under this Agreement. The Company will regularly report amounts paid to Executive by filing Form 1099-MISC or other appropriate form with the Internal Revenue Service as required by law. Because Executive is an independent contractor, the Company will not withhold or make payments for social security, make unemployment insurance or disability insurance contributions, or obtain worker’s compensation insurance on Executive’s behalf. Executive accepts exclusive liability for complying with all applicable state and federal laws governing self-employed individuals, including obligations such as payment of taxes, social security, disability, and other contributions based on fees paid to Executive, his/her agents, or employees under this Agreement, and agrees to indemnify and defend the Company against any and all such taxes or contributions, including penalties and interest.

2.2 Trade Secrets; Intellectual Property Rights.

2.2.1 Proprietary Information. Executive agrees during the Consulting Term and thereafter that Executive will take all steps necessary to hold the Company’s Proprietary Information in trust and confidence, will not use Proprietary Information in any manner or for any purpose not expressly set forth in this Agreement, and will not disclose any such Proprietary Information to any third party without first obtaining the Company’s express written consent on a case-by-case basis. By way of illustration but not limitation, “Proprietary Information” includes (a) tangible and intangible information relating to compounds, biological materials, cell lines, samples of assay components, media and/or cell lines and procedures and formulations for producing any such assay components, media and/or cell lines, formulations, products, ideas, processes, know-how, inventions, developments, designs, techniques, formulas, works of authorship, methods, developmental or experimental work, clinical data, test data, improvements, discoveries and trade secrets (hereinafter collectively referred to as “Inventions”); and (b) plans for research, development and new products, marketing and selling information, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers, and (c) information regarding the compensation of employees or other consultants of the Company. In addition, and notwithstanding any other provision of this Agreement to the contrary, the Company’s “Work Product” (defined below) shall constitute Proprietary Information. Notwithstanding the other provisions of this Agreement, nothing received by Executive will be considered to be Proprietary Information if Executive can demonstrate by clear and convincing evidence that: (1) it has been published or is otherwise readily available to the public other than by a breach of this Agreement; (2) it has been rightfully received by Executive from a third party without restrictions; (3) it has been independently developed for Executive by personnel or agents having no access to the Company’s Proprietary Information; or (4) it was known to Executive prior to its first receipt from the Company, except in the case of Work Product, which shall not be subject to the exception in this clause (4).

2.2.2 Third Party Information. Executive understands that the Company has received and will in the future receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and use it only for certain limited purposes. Executive agrees to hold Third Party Information in confidence and not to disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or to use, except in connection with Executive’s work for the Company, Third Party Information unless expressly authorized in writing by an executive officer of the Company. Executive agrees not to disclose to the Company, or bring onto the Company’s premises, or induce the Company to use any confidential information that belongs to anyone other than the Company or Executive.

2.2.3 Disclosure of Work Product. As used in this Transition Agreement, the term “Work Product” means any Invention, whether or not patentable, and all related know-how, designs, trademarks, formulae, processes, manufacturing techniques, trade secrets, ideas, artwork, software or other copyrightable or patentable works. Executive agrees to disclose promptly in writing to the Company, or any person designated by the Company, all Work Product which is solely or jointly conceived, made, reduced to practice, or learned by Executive in the course of any Services performed for the Company (“Work Product”).

2.2.4 Assignment of Company Work Product. Executive irrevocably assigns to the Company all right, title, and interest worldwide in and to Work Product and all applicable intellectual property rights related to Work Product, including without limitation, copyrights, trademarks, trade secrets, patents, moral rights, contract, and licensing rights (the “Proprietary Rights”). Executive retains no rights to use Work Product and agrees not to challenge the validity of the Company’s ownership in Work Product.

2.2.5 Waiver of Assignment of Other Rights. If Executive has any rights to Work Product that cannot be assigned to the Company, Executive unconditionally and irrevocably waives the enforcement of such rights and all claims and causes of action of any kind against the Company with respect to such rights. Executive agrees, at the Company’s request and expense, to consent to and join in any action to enforce such rights. If Executive has any right to Work Product that cannot be assigned to the Company or waived by Executive, Executive unconditionally and irrevocably grants to the Company during the term of such rights, an exclusive, irrevocable, perpetual, worldwide, fully paid and royalty-free license, with rights to sublicense through multiple levels of sublicensees, to reproduce, create derivative works of, distribute, publicly perform and publicly display by all means now known or later developed, such rights.

2.2.6 Assistance. Executive agrees to cooperate with the Company or its designee(s), both during and after the term of this Transition Agreement, in the procurement and maintenance of the Company’s rights in Work Product, and to execute, when requested, any other documents deemed necessary by the Company to carry out the purpose of this Transition Agreement.

2.2.7 Enforcement of Proprietary Rights. Executive will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to the Company Work Product in any and all countries. To that end Executive will execute, verify, and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Proprietary Rights and the assignment thereof. In addition, Executive will execute, verify, and deliver assignments of such Proprietary Rights to the Company or its designee. Executive’s obligation to assist the Company with respect to Proprietary Rights relating to such Work Product in any and all countries shall continue beyond the termination of this Transition Agreement, but the Company shall compensate Executive at a reasonable rate after such termination for the time actually spent by Executive at the Company’s request on such assistance.

2.2.8 Execution of Documents. In the event the Company is unable for any reason, after reasonable effort, to secure Executive’s signature on any document needed in connection with the actions specified in the preceding Sections 2.2.6 and 2.2.7, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, which appointment is coupled with an interest, to act for and in his behalf to execute, verify, and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by Executive. Executive hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, which Executive now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

2.3 Consulting Representations and Warranties. Executive hereby represents and warrants that (a) Work Product will be an original work of Executive; (b) neither Work Product nor any element thereof will be subject to any restrictions or to any mortgages, liens, pledges, security interests, encumbrances, or encroachments; (c) Executive will not grant, directly or indirectly, any rights or interest whatsoever in Work Product to third parties; and (d) Executive has full right and power to enter into and perform this Transition Agreement without the consent of any third party.

2.4 Termination of Consulting Relationship.

2.4.1. Termination by the Company. The Company may terminate the consulting relationship prior to the expiration of the Consulting Term immediately upon its good faith determination that Executive has materially breached Section 2.2 or 2.3, above, which breach is not cured by Executive to the reasonable satisfaction of the Company within 30 days following the Company’s issuance of written notice to Executive of such determination.

2.4.2 Termination by Executive. Executive may terminate the consulting relationship at any time upon 30 days prior written notice to the Company.

2.4.3. Return of Company Property. Upon termination of the consulting period or earlier as requested by the Company, Executive will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Work Product, Third Party Information, or Proprietary Information of the Company. Executive shall be entitled to retain Company-owned computers, phones, and iPad; provided that the Company shall have the right to remove Company information from such devices.

3. TRANSITION BENEFITS. Even though the Executive’s employment has terminated as of March 11, 2015, the Executive will be paid through March 15, 2015 under the Company’s payroll. Provided that this Transition Agreement becomes effective as specified in Section 7 hereof, the Company shall pay to the Executive the following: 1) a separation benefit and consulting payment in the form of monthly payments of $32,222.22, less required deductions and withholdings, for a period of eighteen (18) months following the Resignation Date (the “Severance Period”); and 2) a supplemental transition payment in the gross amount of thirty-six thousand dollars ($36,000), less any required deductions, payable within ten (10) days of the Effective Date of this Transition Agreement. Executive shall not be entitled to any further payment or benefit from the Company except as specifically provided herein.

4. NON-COMPETITION/NON-SOLICITATION. During the time the Executive performs services or receives any compensation or benefits pursuant to this Transition Agreement the Executive i) will not request, induce or advise any vendors, existing or potential corporate partners or investors, and/or customers of the Company to withdraw, curtail, limit, reduce, or cancel their business or business relationship(s) with the Company; and ii) will not induce or attempt to induce, or assist any other person or entity to (including without limitation by providing such person or entity any information regarding the Company’s business or employees) induce or attempt to induce such employees, consultants, contractors or representatives of the Company (or those of any of its subsidiaries) to stop working for, contracting with or representing the Company or any of its subsidiaries, or to work for, contract with or represent any of the Company’s (or its subsidiaries’) competitors.

5. RELEASE. In exchange for the consideration provided to the Executive by this Transition Agreement that the Executive is not otherwise entitled to receive, the Executive hereby generally and completely releases the Company and its past and present directors, officers, employees, shareholders, members, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to the Executive signing this Transition Agreement. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to the Executive’s employment with the Company or the separation of that employment; (2) all claims related to the Executive’s compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock options, or any other interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the California Labor Code, and the California Fair Employment and Housing Act (collectively, the “Released Claims”). Notwithstanding the foregoing, the following are not included in the Released Claims: (a) any rights or claims for indemnification the Executive may have pursuant to any written indemnification Transition Agreement with the Company to which the Executive is a party, the charter, bylaws, or operating Transition Agreements of the Company, or under applicable law; (b) any rights that are not waivable as a matter of law; or (c) any claims arising from the breach of this Transition Agreement (the “Excluded Claims”). The Executive hereby represents and warrants that, other than the Excluded Claims, the Executive is not aware of any claims the Executive has or might have against any of the Released Parties that are not included in the Released Claims.

6. SECTION 1542 WAIVER. In granting the release herein, the Executive hereby acknowledges that the Executive has read and understands Section 1542 of the California Civil Code: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” The Executive hereby expressly waives and relinquishes all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to the Executive’s release of claims hereby.

7. ADEA WAIVER. The Executive hereby knowingly and voluntarily waives and releases any rights the Executive may have under the ADEA (defined above). The Executive also acknowledges that the consideration given for the Executive’s releases in this Transition Agreement is in addition to anything of value to which the Executive was already entitled. The Executive is advised by this writing that: (a) the Executive’s waiver and release does not apply to any claims that may arise after the Executive signs this Transition Agreement; (b) the Executive should consult with an attorney prior to executing this release; (c) the Executive has twenty-one (21) days within which to consider this release (although the Executive may choose to voluntarily execute this release earlier); (d) the Executive has seven (7) days following the execution of this release to revoke this Transition Agreement; and (e) this Transition Agreement will not be effective until the eighth day after the Executive signs this Transition Agreement, provided that the Executive has not earlier revoked this Transition Agreement (the “Effective Date”). The Executive will not be entitled to receive any of the benefits specified by this Transition Agreement unless and until it becomes effective.

8. ENTIRE AGREEMENT. This Transition Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between the Executive and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Transition Agreement may not be modified or amended except in a writing signed by both the Executive and the Chairman of the Board of Directors of the Company. The failure to enforce any breach of this Transition Agreement shall not be deemed to be a waiver of any other or subsequent breach. For purposes of construing this Transition Agreement, any ambiguities shall not be construed against either party as the drafter.

9. SUCCESSORS AND ASSIGNS. This Transition Agreement shall bind the heirs, personal representatives, successors, assigns, executors, and administrators of each party, and inure to the benefit of each party, its agents, directors, officers, employees, servants, heirs, successors and assigns.

10. APPLICABLE LAW. This Transition Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

11. SEVERABILITY. If a court or arbitrator of competent jurisdiction determines that any term or provision of this Transition Agreement is invalid or unenforceable, in whole or in part, the remaining terms and provisions hereof shall be unimpaired. Such court or arbitrator will have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision that most accurately represents the parties’ intention with respect to the invalid or unenforceable term or provision.

12. COUNTERPARTS. This Transition Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

13. SECTION HEADINGS. The section and paragraph headings contained in this Transition Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Transition Agreement.

14. PHOTOCOPIES. A photocopy of this executed Transition Agreement shall be as valid, binding, and effective as the original Transition Agreement.

IN WITNESS WHEREOF, the parties have executed this Executive Employment and Transition Agreement as of the date first written above.

ACADIA PHARMACEUTICALS INC.

By:	/s/ Glenn F. Baity
Glenn F. Baity
Executive Vice President & General Counsel

EXECUTIVE:

/s/ Uli Hacksell
Uli Hacksell, Ph.D.

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